Exhibit 5.2

March 21, 2014

864 Beverage, Inc.

200 Peach Street

El Dorado, Arkansas 71730-5836

Re: Opinion Letter

Ladies and Gentlemen:

We are counsel to 864 Beverage, Inc., a Texas corporation (the “Texas Guarantor”), and are acting as counsel in connection with Murphy Oil USA, Inc.’s offer (the “Exchange Offer”) to exchange up to $500,000,000 aggregate principal amount of its 6.000% Senior Notes due 2023 (the “New Notes”) for any and all of the Murphy Oil USA, Inc.’s outstanding 6.000% Senior Notes due 2023 (the “Old Notes” and together with the New Notes, the “Notes”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is furnished to you in connection therewith. The Old Notes are guaranteed, and the New Notes will be guaranteed, by the Texas Guarantor and each of the other Guarantors (as defined below) pursuant to the terms of the Indenture (as defined below).

In connection with this opinion, I have examined or caused to be examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents:

(1)	The Indenture dated as of August 14, 2013 among Murphy Oil USA, Inc., each of the guarantors party thereto (the “Guarantors”), U.S. Bank National Association, as trustee and as registrar and paying agent;

(2)	The Articles of Incorporation of the Texas Guarantor certified by the Secretary of State of Texas, on October 11, 1999;

(3)	The By-Laws of the Texas Guarantor, dated as of October 8, 1999;

(4)	The Unanimous Written Consent of the Texas Guarantor, dated as of August 8, 2013; and

(5)	The good standing certificate of the Texas Guarantor, issued by the Secretary of State of Texas, on March 21, 2014.

In addition, I have examined such other documents as I have deemed appropriate as the basis for the opinions hereinafter set forth.

864 Beverage, Inc.

March 21, 2014

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in my opinion:

1.	The Texas Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to carry on its business as now conducted and to own and lease its property.

2.	The Texas Guarantor has the corporate power and capacity to execute, deliver and perform the Indenture.

3.	The execution and delivery by the Texas Guarantor of the Indenture, and the performance by the Texas Guarantor of the Indenture (a) have been duly authorized by all necessary corporate action on the part of the Texas Guarantor and (b) do not violate (i) the Articles of Incorporation or the By-Laws of the Texas Guarantor or (ii) Texas Law (as defined below).

The opinions set forth above are subject to the following qualifications and limitations:

(A)	In all cases, I have assumed the genuineness of all signatures (other than those of the officers of the Texas Guarantor on the Indenture), the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of documents submitted to me as copies and the conformity to executed documents of those submitted as drafts. As to questions of fact material to this opinion, I have relied with your permission upon the accuracy of certificates and other comparable documents of appropriate officers and representatives of the Texas Guarantor, and upon certificates of public officials. I have not undertaken any independent investigation of factual matters.

(B)	In addition, in rendering the opinions set forth herein, except to the extent an opinion is specifically given above with respect to the Texas Guarantor, I have assumed without investigation, with respect to all of the documents referred to in this letter and the transactions contemplated by the Indenture, that:

(i)	Each party to such documents and transactions (other than the Texas Guarantor) (1) has satisfied and will satisfy those legal requirements that are applicable to it to the extent necessary to make such documents valid and binding upon, and enforceable against, it and (2) has complied and will comply with all legal requirements pertaining to its status as such status relates to its rights to enter into, perform and enforce the documents;

(ii)	Except as contemplated under the Indenture, the execution, delivery and performance of the Indenture by each of the parties thereto (other than the Texas Guarantor) do not and will not (1) require any governmental approval or any other consent or approval, other than governmental approvals and other consents or approvals that have been obtained, or (2) violate or conflict with, result in a breach of, or constitute a default under (A) any contract, agreement or instrument to which any of such parties may be bound or (B) any applicable law or regulation; and

(iii)	The Indenture constitutes the valid and binding obligation of each party thereto, enforceable against each such other party in accordance with its terms.

(C)	I have assumed the legal capacity of all individuals that executed the Indenture.

864 Beverage, Inc.

March 21, 2014

(D)	The opinions set forth herein are given as of the date hereof and are based upon the law (as such law is currently interpreted by regulations or published opinions) and the state of facts which exist as of the date of this opinion. The opinions in this opinion letter are based upon, and I express opinions only with respect to, the laws of the State of Texas (“Texas Law”).

This opinion is being delivered in connection with the Exchange Offer, and may not be disclosed to, quoted from or relied upon for any other purpose without my written consent; provided that Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above, and to the reference to our firm under the caption “Validity of Securities” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

JACK MARTIN & ASSOCIATES

By:	/s/ M. Jack Martin, III
M. Jack Martin, III